Exhibit 99.1

Papa John’s Announces Accelerated Share Repurchase Program

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 1, 2018--Papa John’s International, Inc. (NASDAQ: PZZA) (the “Company”), today announced that it has entered into a $100 million accelerated share repurchase agreement (the “ASR Agreement”) with Bank of America, N.A. (“BofAML”). The Company will acquire shares under the ASR Agreement as part of its $500 million share repurchase authorization previously announced on August 1, 2017.

Pursuant to the terms of the ASR Agreement, the Company will pay BofAML $100 million in cash and will initially receive a substantial majority of the shares of the Company's common stock it expects to repurchase under the ASR Agreement. The total number of shares to be repurchased will be based on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the transaction, less an agreed discount and subject to potential adjustments pursuant to the terms and conditions of the ASR Agreement. At final settlement, BofAML may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of common stock or to make a cash payment, at its election, to BofAML. The final settlement of the transaction under the ASR is expected to occur no later than the third quarter of 2018.

Forward-Looking Statements

This release contains forward-looking information related to the Company’s plans with respect to an accelerated share repurchase that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in business and financial planning, including, without limitation, risks related to the Company’s business and prospects, adverse developments in the U.S. or global capital markets, credit markets or economies generally that could significantly impact the Company’s ability to implement, or realize the benefits of, the accelerated share repurchase as currently planned.

Other risks and uncertainties are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

About Papa John's:

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third-largest pizza delivery company. For 16 of the past 18 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

CONTACT:
Papa John's International, Inc.
Steve Coke, 502-261-7272
Vice President of Investor Relations and Strategy